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                                                                       EXHIBIT 8
                               December 20, 1994
Board of Directors
Security Capital Bancorp
Post Office Box 1387
Salisbury, North Carolina 28145-1387
Board of Directors
CCB Financial Corporation
111 Corcoran Street
Durham, North Carolina 27701
Gentlemen:
     You have requested our opinion as to the federal and North Carolina income tax consequences resulting from a plan pursuant to which New Security Capital, Inc. ("NSC"), a wholly-owned subsidiary of CCB Financial Corporation ("CCBF") established solely to effect the acquisition of Security Capital Bancorp
("SCBC") by CCBF, will be merged with and into SCBC, whereupon the separate existence of NSC will cease (the "Interim Merger"). Pursuant to the Interim Merger, each outstanding share of SCBC common stock held by SCBC shareholders will be converted into newly issued shares of CCBF common stock. Immediately following the Interim Merger, SCBC will be merged with and into CCBF, whereupon the separate existence of SCBC will cease (the "Security Merger"). The Interim Merger and the Security Merger will collectively be referred to herein as the "Holding Company Merger". Immediately following the Holding Company Merger, Security Capital Bank ("SCB"), the wholly-owned commercial bank subsidiary of SCBC, will merge with and into Central Carolina Bank and Trust Company ("CCB"), the wholly-owned commercial bank subsidiary of CCBF, whereupon the separate existence of SCB will cease (the "Bank Merger").
     You have submitted for our consideration certain representations as to the proposed transaction, a copy of the Amended and Restated Agreement of Combination dated as of December 1, 1994 (the "Merger Agreement") and a copy of the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission on or about December 20, 1994. We have not reviewed the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the legal documentation and with the list of steps submitted to us.
FACTS
     CCBF is a registered bank holding company organized under the laws of the State of North Carolina. CCBF's authorized capital stock consists of two classes, represented by 30,000,000 shares of Common Stock, $5.00 par value, of which 9,516,379 shares were issued and outstanding at September 30, 1994 (the "CCBF Stock") and 5,000,000 shares of Serial Preferred Stock, no par value per share, none of which are issued and outstanding at September 30, 1994. NSC, a North Carolina corporation, is a wholly-owned subsidiary of CCBF established solely to effect the Holding Company Merger. CCB, a North Carolina corporation, is a wholly-owned commercial bank subsidiary of CCBF.
     Pursuant to a plan (the "Rights Plan") evidenced by a Rights Agreement dated as of February 26, 1990, one CCBF Right, as defined in the Rights Plan, was distributed during 1990 to CCBF's shareholders for each share of CCBF Stock. The rights expire on February 26, 2000, and may be redeemed by CCBF at any time prior to an acquisition by a person or group of 15% or more of the outstanding CCBF Stock, at a price of $.01 per CCBF Right. The objective of the Rights Plan is to discourage a third party attempt to acquire control of CCBF without approval of its Board of Directors. The Rights Agreement provides that the rights are not to interfere with any merger or business combination approved by the Board of Directors and shareholders.
     SCBC is a registered bank holding company organized under the laws of the State of North Carolina. Its authorized capital stock consists of two classes, represented by 25,000,000 shares of Common Stock, no par value per share, of which 11,769,399 shares were issued and outstanding at September 30, 1994 (the "SCBC Stock") and 5,000,000 shares of Preferred Stock, no par value per share, none of which were issued and outstanding at September 30, 1994. SCB, a North Carolina corporation, is a wholly-owned commercial bank subsidiary of SCBC. In a series of transactions to be completed prior to the Holding Company Merger, OMNIBANK, Inc., A State Savings Bank, Citizens Savings, Inc., SSB and Home Savings Bank,

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Board of Directors
December 20, 1994
Page 2
Inc., SSB, three savings bank subsidiaries of SCBC, will be consolidated into SCB, with SCB as the surviving entity (the "Bank Conversions").
     For valid business purposes, pursuant to the Merger Agreement, NSC will be merged with and into SCBC, with SCBC as the surviving entity. Upon consummation of the Interim Merger, each share of SCBC Stock (excluding any shares held by dissenting shareholders) will be converted into and become, and thereafter may be exchanged for, .50 of a share (the "Exchange Ratio") of CCBF Stock. Each share of CCBF Stock issued (including the shares into which SCBC Stock will be converted in connection with the Holding Company Merger) will include a CCBF Right identical to the existing Rights associated with issued and outstanding CCBF Stock pursuant to the Rights Plan previously discussed. As used herein, the term CCBF Stock will refer to the common stock of CCBF, inclusive of the CCBF Right. If there is a change in the number of outstanding shares of CCBF Stock or SCBC Stock prior to the Effective Time (other than pursuant to CCBF's long term incentive plan, certain incentive or option plans maintained by SCBC, or pursuant to repurchases of CCBF Stock by CCBF as contemplated in the Merger Agreement), then appropriate and proportionate adjustments will be made in the Exchange Ratio.
     Under North Carolina law, shareholders of SCBC will have dissenters' rights in connection with the Holding Company Merger. Shareholders who properly exercise their dissenters' rights will be entitled to receive the fair value of their shares from SCBC in accordance with Sections 55-13-01 through 55-13-31 of the North Carolina General Statutes. A record holder of SCBC Stock may assert dissenters' rights as to fewer than all shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies SCBC in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights.
     No fractional shares of CCBF Stock will be issued in connection with the Holding Company Merger. Instead, each SCBC shareholder who otherwise would be entitled to receive a fraction of a share of CCBF Stock shall receive cash (without interest) in an amount equal to that fraction multiplied by the "Market Value" of one whole share of CCBF Stock at the Effective Time. Market Value shall be equal to the closing price of CCBF Stock on the Nasdaq National Market on the last trading day preceding the Effective Time. No SCBC shareholder will be entitled to any dividend or other distribution or any voting or other rights as a shareholder with respect to any fractional share of CCBF Stock.
     The Holding Company Merger has been approved by the Boards of Directors of CCBF and SCBC and is subject to the receipt of regulatory approval from appropriate parties, including the North Carolina Commissioner of Banks (the "Commissioner"), the North Carolina State Banking Commission (the "Banking Commission"), the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC"). The Bank Merger is subject to the approval of the FDIC, the Commissioner and the Banking Commission.
     The Merger Agreement contemplates that CCBF may purchase shares of CCBF Stock (the "Stock Repurchase Program") and/or SCBC Stock prior to the Effective Time, subject to the limitations that such purchases will be effected in compliance with applicable securities laws and regulations, including public disclosures in advance of the commencement of such stock purchase program, and that such purchases will not be of a type or in an aggregate amount as would cause the Holding Company Merger not to qualify as a tax-free reorganization under the Internal Revenue Code or not to be properly accounted for under generally accepted accounting principles as a pooling-of-interests. If so requested by CCBF, SCBC also may repurchase shares of SCBC Stock prior to the Effective Time. Any such repurchases would also be subject to the limitations on CCBF's stock purchases described above.
     Immediately after the Interim Merger, SCBC will be merged with and into CCBF in the Security Merger, whereupon the separate existence of SCBC will cease. Immediately following the Security Merger, SCB will be merged with and into CCB in the Bank Merger, whereupon the separate existence of SCB will cease. In connection with the Bank Merger, new shares of CCB common stock will be issued to CCBF in exchange for the shares of SCB common stock surrendered in the exchange.
     In addition to the foregoing statement of facts, the following representations have been made:
          (a) The fair market value of CCBF Stock received by the shareholders of SCBC will be approximately equal to the fair market value of the SCBC Stock surrendered in the exchange.
          (b) There is no plan or intention by the shareholders of SCBC to sell, exchange or otherwise dispose of any of the CCBF Stock received in the Holding Company Merger.

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Board of Directors
December 20, 1994
Page 3
          (c) CCBF will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by SCBC immediately prior to the Holding Company Merger. For purposes of this representation, amounts used by SCBC to pay its reorganization expenses, amounts paid by SCBC to shareholders who exercise their statutory dissenters' rights, and all redemptions and distributions (except for regular, normal dividends) made by SCBC immediately preceding the Holding Company Merger will be included as assets of SCBC held immediately prior to the Holding Company Merger.
          (d) CCBF has no plan or intention to reacquire any of the CCBF Stock issued in the Holding Company Merger.
          (e) CCBF has no plan or intention to sell or otherwise dispose of any of the assets of SCBC acquired in the Holding Company Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").
          (f) Prior to the Holding Company Merger, CCBF will be in control of NSC within the meaning of Section 368(c).
          (g) Following the Holding Company Merger, CCBF will continue the historical business of SCBC or use a significant portion of the historic business assets of SCBC in a business.
          (h) CCBF, SCBC and the shareholders of SCBC will pay their respective expenses, if any, incurred in connection with the Holding Company Merger.
          (i) There is no intercorporate indebtedness existing between CCBF and SCBC that was issued, acquired, or will be settled at a discount.
          (j) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).
          (k) SCBC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
          (l) The payment of cash in lieu of fractional shares of CCBF Stock is not separately bargained for consideration, rather it is merely to save the expense and inconvenience of issuing and transferring fractional share interests. The total cash consideration in lieu of fractional shares will be less than one percent of the total consideration paid in the transaction and no SCBC shareholder will receive cash for more than one share of CCBF Stock.
          (m) None of the compensation received by any shareholder-employees of SCBC or SCB will be separate consideration for, or allocable to, any of their shares of SCBC Stock; none of the shares of CCBF Stock received by any shareholder-employee of SCBC or SCB will be separate consideration for, or allocable to, any employment agreement; and the compensation to be paid to any shareholder-employees of SCBC or SCB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.
          (n) CCBF does not own, nor has it owned during the past five years, any shares of the stock of SCBC. Furthermore, CCBF does not expect to own, at the time of the Interim Merger, any shares of the stock of SCBC.
          (o) The total number of CCBF shares acquired pursuant to the Stock Repurchase Program, including, but not limited to, shares of its own stock repurchased by CCBF and shares of SCBC stock repurchased by SCBC (including shares repurchased from shareholders exercising their statutory dissenters' rights), will not exceed 10% of the number of shares of CCBF Stock to be issued in the Holding Company Merger. For purposes of this limitation, shares of SCBC Stock purchased or repurchased shall be treated as the equivalent number of shares of CCBF Stock using the Exchange Ratio.
          (p) No cash or other property will be provided, directly or indirectly, by CCBF, CCB or any affiliate to SCBC before or after the Holding Company Merger for use in connection with shares of SCBC Stock repurchased by SCBC, or payments to SCBC shareholders properly exercising dissenters' rights.
          (q) The total liabilities of SCBC (excluding the liabilities of SCB and its other subsidiaries) are less than 1% of the fair market value of the assets of SCBC, and were incurred by SCBC in the ordinary course of business.
          (r) The Interim Merger and the Security Merger will each qualify as statutory mergers under North Carolina law.
          (s) The fair market value of CCB common stock received by CCBF will be approximately equal to the fair market value of SCB common stock surrendered in the Bank Merger.

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Board of Directors
December 20, 1994
Page 4
          (t) There is no plan or intention by CCBF to sell, exchange or otherwise dispose of any of the CCB common stock received in the Bank Merger.
          (u) CCB has no plan or intention to reacquire any of its common stock issued in the Bank Merger.
          (v) CCB has no plan or intention to sell or otherwise dispose of any of the assets of SCB acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).
          (w) The liabilities of SCB assumed by CCB and the liabilities to which the transferred assets of SCB are subject were incurred by SCB in the ordinary course of business.
          (x) Following the Bank Merger, CCB will continue the historical business of SCB or use a significant portion of the historic business assets of SCB in a business.
          (y) CCB and SCB will pay their respective expenses, if any, incurred in connection with the Bank Merger.
          (z) There is no intercorporate indebtedness existing between CCB and SCB that was issued, acquired, or will be settled at a discount.
          (aa) No two parties to the Bank Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).
          (bb) The fair market value of the assets of SCB transferred to CCB will equal or exceed the sum of the liabilities assumed by CCB, plus the amount of liabilities, if any, to which the transferred assets are subject.
          (cc) Neither CCB nor SCB is under the jurisdiction of a court in a Title 11 or similar case with the meaning of Section 368(a)(3)(A) of the Code.
          (dd) The total adjusted basis of the assets of SCB transferred to CCB will equal or exceed the sum of the liabilities assumed by CCB, plus the amount of liabilities, if any, to which the transferred assets are subject.
          (ee) The Bank Merger will qualify as a statutory merger under North Carolina law.
OPINION
  FEDERAL INCOME TAX CONSEQUENCES
     Based solely on the above facts and representations, it is our opinion that:
     (1) The Holding Company Merger will constitute one or more tax-free reorganizations within the meaning of Section 368(a) of the Code.
     (2) Each of NSC, SCBC and CCBF will be a party to the reorganization within the meaning of Section 368(b).
     (3) No gain or loss will be recognized by SCBC upon the transfer of its assets, subject to its liabilities, to CCBF in the Holding Company Merger. Sections 357(a) and 361(b).
     (4) No gain or loss will be recognized by CCBF upon the receipt of the assets of SCBC, subject to SCBC's liabilities in the Holding Company Merger. Section 1032(a).
     (5) The basis of the assets of SCBC in the hands of CCBF will be the same as the basis of such assets in the hands of SCBC immediately prior to the Holding Company Merger. Section 362(b).
     (6) The holding period of the assets of SCBC in the hands of CCBF will include the period during which such assets were held by SCBC immediately prior to the Holding Company Merger. Section 1223(2).
     (7) No gain or loss will be recognized by the shareholders of SCBC upon receipt of solely CCBF Stock (including any fractional share interests to which they may be entitled) in exchange for their holdings of SCBC Stock. Section 354(a)(1).
     (8) The basis of the CCBF Stock to be received by the shareholders of SCBC (and any fractional share interests to which they may be entitled) will be the same as the basis in the SCBC Stock surrendered in the exchange.
         Section 358(a)(1).

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Board of Directors
December 20, 1994
Page 5
     (9) The holding period of the CCBF Stock received by the shareholders of SCBC (and any fractional share interests to which they may be entitled) will include such shareholders' holding period of the SCBC Stock prior to the exchange, provided that the SCBC Stock is held as a capital asset in the hands of the shareholders of SCBC on the date of the exchange. Section 1223(1).
     (10) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by CCBF following the Holding Company Merger.
     (11) The payment of cash in lieu of fractional share interests of CCBF Stock will be treated as if the fractional shares of CCBF Stock were distributed as part of the exchange to the SCBC shareholders and then redeemed by CCBF. The cash payments will be treated as having been received as distributions in full payment for the stock redeemed as provided in Section 302(a) of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.
     (12) Where an SCBC shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her SCBC Stock subject to the provisions and limitations of Section 302 of the Code.
     (13) The Bank Merger will constitute a reorganization within the meaning of
          Section 368(a) of the Code.
     (14) Each of CCB and SCB will be a party to the reorganization within the meaning of Section 368(b).
     (15) No gain or loss will be recognized by SCB upon the transfer of its assets, subject to its liabilities, to CCB in the Bank Merger. Sections 357(a) and 361(a).
     (16) No gain or loss will be recognized by CCB upon the receipt of the assets of SCB, subject to its liabilities in the Bank Merger. Section 1032(a).
     (17) The basis of the assets of SCB in the hands of CCB will be the same as the basis of such assets in the hands of SCB immediately prior to the Bank Merger. Section 362(b).
     (18) The holding period of the assets of SCB in the hands of CCB will include the period during which such assets were held by SCB immediately prior to the Bank Merger. Section 1223(2).
     (19) No gain or loss will be recognized by CCBF upon the receipt of CCB stock in exchange for its holdings of SCB stock as a result of the Bank Merger. Section 354(a)(1).
     (20) The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by CCB following the Bank Merger.
  NORTH CAROLINA INCOME TAX CONSEQUENCES
     It is our opinion that the State of North Carolina will, for North Carolina income tax purposes, treat the Holding Company Merger and the Bank Merger in an identical manner as they are treated by the Internal Revenue Service for federal income tax purposes. N.C.G.S. 105-130.2, 105-130.3, 105-130.5, 105-134.1,
105-134.2, 105-134.5, 105-134.6, 105-134.7 and 105-228.23.
  THE BANK CONVERSIONS
     Nothing in the foregoing opinion is to be construed either explicitly or implicitly as opining on the federal or North Carolina income tax consequences of the Bank Conversions.

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Board of Directors
December 20, 1994
Page 6
     The opinions expressed above are rendered only with respect to the specific matters discussed herein, and we express no opinion with respect to any other federal or state income tax or legal aspect of the Holding Company Merger or the Bank Merger. If any of the above-stated facts, circumstances, or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the inaccuracy or incompleteness could have a material effect on our conclusions. In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, the regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion.
                                         Sincerely,
                                         KPMG PEAT MARWICK LLP
                                         SHELDON M. FOX, PARTNER